UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 5, 2011

XODTEC LED, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2F, No. 139, Jian 1st Rd.
Jhonghe City. Taipei County 235
Taiwan, Republic of China
 (Address of Principal Executive Offices)

(886) 02-2228-6276
 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (212) 370-7889
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.

On August 5, 2011, we entered into debt cancellation agreements with Yao-Ting Su, our chief executive and financial officer and a director, and Hui-Yun Lo, a director, pursuant to which we issued 34,159,120 shares of common stock to Ms. Lo in consideration of her cancellation of our indebtedness to Ms. Lo in the amount of $1,707,956 and 16,447,160 shares of common stock to Mr. Su in consideration of his cancellation of our indebtedness to Mr. Su in the amount of $833,358.  The shares that were issued were valued at $0.05 per share, which was the last reported sales price of our common stock at the date of the agreements. The issuance of these securities was exempt from registration under Regulation S of the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”).  The investors are not “U.S. persons” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, the investors were acquiring the common stock for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and each investor understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 9.01     Financial Statements and Exhibits.

Exhibits

99.1	Agreement dated August 5, 2011 between the issuer and Yao-Ting Su
99.2	Agreement dated August 5, 2011 between the issuer and Hui-Yun Lo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2011	Xodtec LED, Inc.

By:	/s/ Yao-Ting Su
Yao-Ting Su
Chief Executive Officer